Exhibit 3.1
     “RESOLVED, that Article V (Stock), Section 5.1 (Execution), of the By-Laws Of Northwest Indiana Bancorp is hereby amended so that, as amended, the first sentence of that section shall read as follows:
     “Certificates for shares of the capital stock of the Corporation shall be signed by the Chairman and CEO, or in his absence or unavailability the President, and by the Secretary and the seal of the Corporation (or a facsimile thereof), if any, may be thereto affixed.” [Changes reflected in bold]